MEMBERSHIP INTERESTS OF IRWIN VENTURES LLC HAVE NOT BEEN REGISTERED UNDER ANY FEDERAL OR STATE SECURITIES LAWS AND CANNOT BE SOLD, TRANSFERRED, ASSIGNED HYPOTHECATED OR OTHERWISE DISPOSED UNLESS THEY ARE REGISTERED THEREUNDER OR EXEMPTIONS FROM SUCH REGISTRATIONS ARE AVAILABLE, AND THE REQUIREMENTS OF THIS LIMITED LIABILITY COMPANY AGREEMENT ARE SATISFIED

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LIMITED LIABILITY COMPANY AGREEMENT
OF

IRWIN VENTURES LLC

a Delaware limited liability company

By and Among

IRWIN FINANCIAL CORPORATION

IRWIN VENTURES CO-INVESTMENT FUND LLC

DAVID MEYERCORD

THOMAS WASHBURN

AND

WILLIAM MILLER

Effective as of January 1, 2001

______________________________________________________________________________

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of IRWIN VENTURES LLC (the "Company") is effective as of the first (1st) day of January, 2001 (the "Effective Date"), by and among IRWIN FINANCIAL CORPORATION, an Indiana corporation, as the Class A Member and a Class C Member of the Company ("IFC"), Irwin VENTURES Co-Investment Fund LLC, a Delaware limited liability company, as a Class B Member of the Company (the "Executive Co-Investment Fund") and David Meyercord ("Meyercord"), Thomas Washburn ("Washburn") and William Miller ("Miller") as Class C Members of the Company.

Capitalized terms not otherwise defined shall have the meanings set forth in Addendum 1 hereto. Unless otherwise noted, all section references in this Agreement (including the schedules hereto) are references to sections of this Agreement.

ARTICLE I
ORGANIZATION

Section 1.1. Organization. The Company was formed pursuant to the Delaware Limited Liability Company Act, as amended (the "Act"), upon the filing of a certificate of conversion by Irwin Merger Corporation to convert into the Company and the subsequent filing of a certificate of formation as required by the Act (as amended, supplemented or restated, the "Certificate of Formation") on December 29, 2000.

Section 1.2. Future Filings. Upon the request of the Management Committee or as required by law, the Members shall promptly execute all amendments of the Certificate of Formation and all other documents that are needed to enable the Company to accomplish all filings, recordings, publishings and other ministerial acts necessary or appropriate to comply with all requirements for the organization and continued operation of the Company under the Act and under the laws only jurisdiction in which the Company shall conduct business (collectively, "Other Filings"). The Management Committee, or such other person authorized by the Management Committee, is authorized to execute, deliver and file any and all amendments to the Certificate of Formation and restatements thereof and to execute, deliver and file Other Filings.

ARTICLE II
GENERAL PROVISIONS

Section 2.1. Formation. The Members desire to form the Company in order to convert and continue Irwin Ventures, Inc. as a limited liability company under the Act and the terms of this Agreement.

Section 2.2. Name. The name of the Company shall be "IRWIN VENTURES LLC" or such other name as the Management Committee from time to time shall select; provided that the Management Committee shall provide written notice of any name change to all of the Members.

Section 2.3. Place of Business. The principal place of business of the Company shall be located at 500 Washington Street, P.O. Box 929, Columbus, Indiana 47202. The Management Committee may from time to time change such principal place of business, and in such event the Management Committee shall notify the Members prior to the effective date of such change. The Management Committee may establish such additional offices or places of business of the Company as it considers appropriate for the conduct of the Company's business.

Section 2.4. Company Purposes. The Company has been organized to acquire, own, sell or otherwise transfer and otherwise deal with interests in and make investments in Portfolio Companies, to make Portfolio Investments and to make any and all related distributions therefrom and, to engage in any other activities deemed by the Management Committee in its sole discretion to be incidental or related to such purposes or which the Management Committee believes is otherwise appropriate.

Section 2.5. Term. The term of the Company commenced on the filing of the Certificate of Formation and shall continue until the Company is terminated upon the filing of the Certificate of Cancellation in accordance with Section 8.1.2 of this Agreement.

Section 2.6. Registered Agent; Registered Office. The registered agent and registered office for the Company shall be the same as set forth in the Certificate of Formation. The Management Committee shall have the power from time to time to appoint a new registered agent and/or a new registered office and to amend, without the consent of the Members, the Certificate of Formation to reflect any such change.

ARTICLE III
MEMBERSHIP INTERESTS
CAPITAL CONTRIBUTIONS

Section 3.1. Membership Interests. Membership Interests in the Company initially shall be divided into three classes: (a) the Class A memberships interests, which shall be entitled to vote on certain Company matters, including the election of the members of the Management Committee in the manner provided in this Agreement and the holders of which shall be referred to as the Class A Members and who have such rights, commitments and obligations as set forth in this Agreement, (b) the Class B membership interests, which shall be non-voting membership interests and the holders of which shall be referred to as the Class B Members and who shall have no voting rights but shall be entitled to such rights as set forth in this Agreement, and (c) the Class C membership interests, which shall be non-voting membership interests and the holders of which shall be referred to as the Class C Members and who shall have no voting rights but shall be entitled to such rights as set forth in this Agreement. Subject to the prior approval of the Class A Member, the Management Committee may, without any further action or authorization of the Class B Member or the Class C Members and from time to time, create and issue other classes of membership interests having such relative rights, powers, duties, obligations and designations, including rights, powers and duties senior to existing classes and groups of Members associated with the classes of Membership Interests, as may be established by the Management Committee. The Management Committee shall reflect the creation of any new class, series or group of Membership Interests in an amendment to this Agreement indicating the different rights, powers, and duties, and such an amendment need be executed only by the Management Committee.

Section 3.2. Members. It is the intention of the Company that (a) the interest of the Class B Member in the Profits and Losses of the Company be divided so that Class B Member shall have, in accordance with its Percentage Interests, all of the rights in and to the Profits and Losses earned by the Company from Portfolio Investments in respect of which the Class B Member has made a Capital Contribution, and (b) the interest of the Class A Member in the Profits and Losses of the Company be divided between the Class A Member and the Class C Members such that the Class C Members are entitled to a Carried Interest in respect of those Portfolio Investments in respect of which the Class A Member has made a Capital Contribution and at the same time as the Class B Member has received the Profits and Losses to which it is entitled, if any, with respect to such Portfolio Investment, and that the Class A Member shall be entitled to the Profits and Losses earned by the Company from such Portfolio Investments in excess of the Carried Interest allocated and distributed to the Class C Members and at the same time as the Class B Member has received the Profits and Losses to which it is entitled, if any, with respect to such Portfolio Investment.

Section 3.3. Initial Capital Contributions of Members.

3.3.1. As of the Effective Date, the Class A Member has made an initial capital contribution to the Company in the amount set forth on Schedule A attached hereto. After the Effective Date, the Class B Member was admitted to the Company and made an initial capital contribution to the Company in the amount set forth on Schedule A, and in connection with the capital contribution of the Class B Member, the Members have agreed that the Class B Members shall be treated for all purposes of this Agreement as if it was admitted to the Company as of the Effective Date and shall have a Percentage Interest in the Portfolio Investments made in 2000 as set forth on Schedule A and shall have a Percentage Interest in the Portfolio Investments made in 2001 as if a Member as of the Effective Date.

Section 3.4. Annual Capital Contributions.

3.4.1. During each calendar year, the Management Committee may invest up to such amount of funds in Portfolio Investments as it shall determine, subject to Section 3.4.2 (the "Annual Investment Amount"). The Annual Investment Amount shall be wholly dependent upon the number and size of investments that are made by the Company in a particular year or the amount required as follow-on investments in applicable Portfolio Companies.

3.4.2. The Class A Member hereby commits to provide any funds requested by the Management Committee within ten (10) days after receipt of a written request from the Management Committee; provided that the total aggregate commitment by the Class A Member (or its Permitted Transferees) shall not exceed Twenty Million Dollars ($20,000,000) (the "Class A Commitment Amount"). It is expressly acknowledged by the Class A Member that there shall be no limit on the amount of capital which the Class A Member may be obligated to contribute to the Company in any one year other than as limited by the Class A Commitment Amount.

3.4.3. During a period of forty-five (45) days after the beginning of each calendar year (treating the date of execution of this Agreement, for these purposes, as the beginning of calendar year 2001) (the "Annual Investment Window"), the Class B Member shall make a Capital Contribution to the Company for such calendar year in an amount equal to the capital contributions, if any, made to the Class B Member by its members for such year; provided, that any Capital Contribution of the Class B Member to the Company for a particular year shall be in cash and be wholly contributed to the Company within the Annual Investment Window.

3.4.4. No Class C Member shall be required to make any Capital Contributions to the Company.

3.4.5. The Capital Contributions of the Members for a particular year and their Percentage Interest in each of the Portfolio Investments made by the Company in that year shall be set forth opposite such Member's name on Schedule A attached hereto and shall be amended by the Management Committee at least once each year to keep it up to date. Upon a person's admission to the Company as a Member pursuant to Section 3.1, or upon a Member ceasing to be a Member, the Management Committee shall, without any action or consent of the other Members, revise Schedule A to reflect such change.

Section 3.5. Registration. Upon the admission of a person as a Member or substitute Member, such person shall be registered on the records of the Company as a Member, together with his address and his, or his transferor's, Percentage Interest in Portfolio Investments. Each person registered as a holder of record of Percentage Interests shall continue to be the holder of record of such Percentage Interests until notification of the transfer of any such Percentage Interests is given in accordance with the terms of this Agreement. A holder of record shall be entitled to the distributions and allocations of Profit and Loss which relate to the Percentage Interests registered in his name and to all other rights of a Member until his rights in such Membership Interests have been transferred and the Management Committee has been notified as required herein. The Company shall not be affected by any notice or knowledge of transfer of any interest in any Membership Interest except as expressly provided in Section 9 hereof. The payment to the holder of record of distributions in accordance with Section 9 hereof with respect to such Membership Interests shall discharge the Company's obligations in respect thereto.

Section 3.6. Continuation of Member Status. Once admitted as a Member, a person shall continue to be a Member for all purposes of this Agreement until the earliest to occur of (i) a substitute Member is admitted in place of such person pursuant to the provisions of Article VII, or (ii) the liquidation or distribution of all Portfolio Investments made by the Company in which such Member has an interest as determined in accordance with this Agreement; provided that such Member shall continue as a Member with respect to such Portfolio Investments until all of the Company's liabilities and responsibilities with respect to such Portfolio Investments shall have been performed, discharged, or otherwise satisfied.

Section 3.7. Withdrawal and Return of Capital. Except as otherwise provided in Section 3.3 hereof, no Member shall be obligated or permitted to contribute any additional capital to the Company. Each Member acknowledges that, except as specifically provided in this Agreement, (i) no specific time has been agreed upon for the repayment of Capital Contributions, (ii) no interest shall accrue on any Capital Contributions, (iii) no Member shall have the right to withdraw or to be repaid any capital contributed by him or it or to receive any other payment in respect of his or its Membership Interest in the Company, including without limitation as a result of the withdrawal of such Member from the Company, (iv) no Member shall have the right to demand or receive property other than cash in return for his or its Capital Contribution, and (v) no Member shall have priority over any other Member holding an interest in those Portfolio Investments in which such Member has an interest either as to the return of his or its Capital Contribution or as to profits, losses or distributions. Under circumstances requiring a return of any Capital Contribution or constituting a withdrawal of a Member, no Member shall have the right to receive property other than cash except as may be specifically provided in this Agreement.

Section 3.8. Limited Liability of Member. Except as set forth in Section 3.4 or the Act, no Member, in his capacity as such, shall be liable for the debts, liabilities, contracts or any other obligations of the Company. No Member shall be obligated to make additional contributions to the capital of the Company except as expressly set forth in Section 3.4 or Section 4.2.4 or as otherwise required under the Act.

Section 3.9. Capital Accounts.

3.9.1. A separate "Capital Account" shall be established and maintained for each Member as provided in this Section 3.9. The Capital Account of each Member shall be:

(a) credited with the sum of (i) the cash and the fair market value of any property (net of liabilities assumed by the Company and liabilities to which such property is subject) contributed to the Company by such Member, plus (ii) all income, gain, or Profits of the Company allocated to such Member pursuant to Article IV (including for purposes of this Section 3.8 income and gain exempt from tax), and

(b) debited with the sum of (i) all Losses or deductions of the Company allocated to such Member pursuant to Article IV, (ii) such Member's distributive share of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (iii) all cash and the fair market value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member pursuant to Article IV.

3.9.2. The amount of the Capital Account of a Member shall be determined in accordance with the rules set forth in Treasury Regulation 1.704-1(b)(2)(iv). Any references in any Section or subsection of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.

3.9.3. Except as may otherwise be provided in this Agreement, whenever it is necessary to determine the Capital Account of a Member for purposes of Article IV, the Capital Account of such Member shall be determined after giving effect to all allocations and distributions for transactions effected prior to the time as of which such determination is to be made. Any Member, including any substitute Member, who shall acquire an interest or whose interest shall be increased by means of a transfer to him of all or part of the interest of another Member, shall have a Capital Account which reflects such transfer.

Section 3.10. Interest on Capital. No interest shall be payable on any Capital Contributions made to the Company.

Section 3.11. Role of Class B Members and Class C Members. Neither the Class B Member nor Class C Members (in their capacity as such) or any of their Permitted Transferees shall take part in, or interfere in any manner with, the conduct or control of the business of the Company, nor shall any such Member have any right or authority to act for or bind the Company, unless otherwise provided herein.

Section 3.12. Optional Loans. Whenever the Company requires, in the judgment of the Management Committee, additional funds not otherwise available from third parties on terms deemed to be acceptable to the Management Committee, Members may, but shall not be obligated to, make such loans on such terms and conditions as the Management Committee and such Member deem reasonable.

Section 3.13. Amendment by Management Committee. Upon the issuance of any class of Membership Interests pursuant to Section 3.1, the Management Committee (pursuant to the Management Committee's powers of attorney from the Members), without the approval at the time of any Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record, if required, an amended Certificate of Formation and such other documents as may be required in connection therewith, as shall be necessary or desirable to reflect the authorization and issuance of such class of membership interests and the relative rights and preferences of such class of membership interests as to the matters set forth in the preceding sentence. Notwithstanding the foregoing, the Management Committee shall not have the authority to amend this Agreement in any manner which treats one Member differently from another Member with respect to a Portfolio Investment made by the Company with capital contributed by both Members (except with respect to their different Percentage Interests with respect to such Portfolio Investment), without the consent of the Members thereby affected.

ARTICLE IV
DISTRIBUTIONS TO MEMBERS

Section 4.1. General Premise. All Company distributions and allocations shall be made on a Portfolio Investment by Portfolio Investment basis consistent with Section 3.2 and this Article IV.

Section 4.2. Distributions. Subject to Section 4.1, all distributions by the Company shall be made in accordance with this Section 4.2 and Section 8.2.

4.2.1. Distributions of Distributable Operating Cash. Distributable Operating Cash, if any, shall be distributed to the Members, as follows:

(a) First, before the expiration of one hundred twenty (120) days after the end of each calendar year, the Management Committee shall distribute:

(i) Subject to Section 4.2.4, cash in an amount equal to any mandatory tax distribution made by any Portfolio Company to the Company or any discretionary tax distribution made by a Portfolio Company to the Company, to those Members who are allocated Portfolio Investment Profits pursuant to Section 5.1.1 hereof to which those tax distributions relate, such distributions to be made in proportion to such allocations of Portfolio Investment Profits.

(ii) Cash in an amount equal to the difference between (x) the distribution pursuant to Section 4.2.1(a)(i) plus all prior distributions of Distributable Operating Cash made in that year (other than distributions in respect of taxes made in respect of the preceding calendar year), and (y) forty percent (40%) of the Distributable Operating Cash earned in that year to those Members who are allocated Portfolio Investment Profits pursuant to Section 5.1.1 hereof to which the Distributable Operating Cash relates, such distributions to be made in proportion to such allocations of Portfolio Investment Profits;

(b) Second, provided that the Class B Member is an Interested Member with respect to the Portfolio Investment generating the Distributable Operating Cash, at such times as the Management Committee shall determine, the Company shall distribute to the Class A Member and the Class B Member cash in an amount equal to each such Member's Percentage Interest in such Portfolio Investment, until each of the Class A Member and Class B Member shall have been distributed pursuant to this Section 4.2.1(b) and Section 4.2.2(a) an amount equal to its Net Invested Capital in that Portfolio Investment plus any Allocable Expenses allocated to that Portfolio Investment and not previously returned pursuant to this Section 4.2.1(b) or Section 4.2.2(a);

(c) Third, provided that the Class B Member is an Interested Member with respect to the Portfolio Investment generating the Distributable Operating Cash, at such times as the Management Committee shall determine, the Company shall distribute a portion of the remaining Distributable Operating Cash to the Class B Member in an amount equal to the Class B Member's Percentage Interest with respect to the Portfolio Investment that generated the cash, multiplied by the amount of cash being then distributed pursuant to this Section 4.2.1(c); and

(d) Fourth, the remainder of the Distributable Operating Cash shall be distributed at such times as the Management Committee shall determine as follows:

(i) first, to the Class A Member in an amount equal to the unpaid Priority Return, until the Class A Member shall have received an amount equal to its accrued Priority Return;

(ii) second, one hundred percent (100%) to the Class C Member (pro rata in accordance with their Sharing Percentages) until the Class C Members shall have received pursuant to this Section 4.2.1(d)(ii) and 4.2.2(c)(ii) an amount equal to twenty percent (20%) of the aggregate distributions made to all Members pursuant to this Section 4.2.1(d) and Section 4.2.2(c).

(iii) third, eighty percent (80%) to the Class A Member and twenty percent (20%) to the Class C Members pro rata in accordance with their Sharing Percentages.

4.2.2. Distributions of Liquidity Event Cash. The Management Committee shall cause the Company to make a cash distribution to the Members to the extent of Distributable Liquidity Event Cash within ninety (90) days after the Liquidity Event generating such Distributable Liquidity Event Cash, as follows:

(a) First, provided that the Class B Member is an Interested Member with respect to the Portfolio Investment generating the Distributable Liquidity Event Cash, the Company shall distribute to the Class A Member and the Class B Member cash in an amount equal to each such Member's Percentage Interest in such Portfolio Investment, until each of the Class A Member and Class B Member shall have been distributed pursuant to Section 4.2.1(b) and this Section 4.2.2(a) an amount equal to its Net Invested Capital in that Portfolio Investment, plus any Allocable Expenses allocated to that Portfolio Investment and not previously returned pursuant to this Section 4.2.2(a) or Section 4.2.1(b);

(b) Second, provided that the Class B Member is an Interested Member with respect to the Portfolio Investment generating the Distributable Liquidity Event Cash, the Company shall distribute the remaining Distributable Liquidity Event Cash at such times as the Management Committee shall determine, to the Class B Member in an amount equal to the Class B Member's Percentage Interest with respect to the Portfolio Investment that was the subject of the Liquidity Event, multiplied by the amount of cash being then distributed pursuant to this Section 4.2.2(b); and

(c) Third, the Company shall distribute the remaining Distributable Liquidity Event Cash at such times as the Management Committee shall determine as follows:

(i) first, to the Class A Member in an amount equal to the unpaid Priority Return, until the Class A Member shall have received an amount equal to its accrued Priority Return;

(ii) second, one hundred percent (100%) to the Class C Members (pro rata in accordance with their Sharing Percentages) until the Class C Members shall have received pursuant to this Section 4.2.2(c)(ii) and Section 4.2.1(d)(ii) an amount equal to twenty percent (20%) of the aggregate distributions made to all Members pursuant to this Section 4.2.2(c), and Section 4.2.1(d); and

(iii) third, eighty percent (80%) to the Class A Member and twenty percent (20%) to the Class C Members pro rata in accordance with their Sharing Percentages.

4.2.3. Distributions in Kind. Whenever the Company shall receive a distribution in kind from a Portfolio Company, it shall, distribute the same to the Members as if it were a distribution under Section 4.2.2 hereof. Otherwise, the Company shall not make distributions in kind.

4.2.4. Clawback. Notwithstanding any other provision of this Agreement, if, following the termination and dissolution of all Portfolio Investments, and the distribution of the proceeds thereof, the Class C Members shall have received aggregate distributions under the provisions hereof in respect of such Portfolio Investments in excess of the amount which would have been distributable to the Class C Members under Section 4.2 if the Company had made all distributions to the Members since inception of the Company at the time of such termination and dissolution in accordance with Section 4.2, then each Class C Member shall be obligated to return to the Company his pro rata share (determined in accordance with the Sharing Percentages of the Class C Members) of an amount equal to such excess, such amount to be paid in cash or securities previously received from the Company in respect of such Portfolio Investments (which securities shall be valued for this purpose in accordance with Section 11.1 hereof as of the business day next preceding the date of delivery to the Company). Any amounts returned to the Company by the Class C members pursuant to this Section 4.2.4 shall be distributed to the Class A Member.

ARTICLE V
ALLOCATIONS

Section 5.1. General Allocations of Net Profits and Net Losses. After giving effect to the special allocations in Section 5.2 and 5.3 hereof, the following shall apply:

5.1.1. Portfolio Investment Profit shall be allocated among the Members in the following order and priority:

(a) first, to the extent Portfolio Investment Loss has been allocated among the Members, Portfolio Investment Profit from the same Portfolio Investment as that generating the Portfolio Investment Loss shall be allocated to the Interested Members in a manner that reverses such prior allocations of Portfolio Investment Loss until the cumulative Portfolio Investment Profit so allocated equals the cumulative Portfolio Investment Loss therefrom then and previously allocated pursuant to Section 5.1.2 and not previously offset pursuant to this Section 5.1.1(a); then

(b) second, to the extent other Portfolio Investment Loss has been allocated among the Members, Portfolio Investment Profit from other Portfolio Investments shall be allocated to the Interested Members in a manner that reverses such prior allocations of Portfolio Investment Loss until the cumulative Portfolio Investment Profit so allocated equals the cumulative Portfolio Investment Loss therefrom then and previously allocated pursuant to Section 5.1.2 and not previously offset pursuant to Section 5.1.1(a) or this Section 5.1.1(b), a pro rata (based on total Portfolio Investment Profit then being allocated) portion of each Portfolio Investment's Portfolio Investment Profit being used for such purpose; then

(c) third, with respect to each Portfolio Investment's remaining Portfolio Investment Profit, to the Class B Member, in an amount equal to the product of the Portfolio Investment Profit then being allocated multiplied by the Class B Member's Percentage Interest with respect to the Portfolio Investment generating that Portfolio Investment Profit, then

(d) fourth, with respect to each Portfolio Investment's remaining Portfolio Investment Profit, to the Class A Member until the cumulative Portfolio Investment Profit then and previously allocated to the Class A Member pursuant to this Section 5.5.1(d) equals the cumulative amount then distributable (whether or not then distributable) and previously distributable to the Class A Member pursuant to Section 4.2.1(d)(i) and 4.2.2(c)(i).

(e) fifth, one hundred percent (100%) to the Class C Members (pro rata in accordance with their Sharing Percentages) until the cumulative Portfolio Investment Profit then and previously allocated to such Members pursuant to this Section 5.5.1(e) equals the cumulative amount then distributable (whether or not then distributable) and previously distributable to the Members pursuant to Section 4.2.1(d)(ii) and 4.2.2(c)(ii).

(f) thereafter, (ii) eighty percent (80%) to the Class A Member and (iii) twenty percent (20%) to the Class C Members in accordance with their Sharing Percentages.

5.1.2. Portfolio Investment Loss shall be allocated in the following order and priority:

(a) first, to the extent any Portfolio Investment Profits have been allocated under Section 5.1.1, Portfolio Investment Loss from the same Portfolio Investment as that generating the Portfolio Investment Profit shall be allocated to the Interested Members in a manner that reverses such prior allocations of Portfolio Investment Loss made pursuant to Section 5.1.1(f), (e), (d), (c) and (b) (in the inverse order in which Portfolio Investment Profits were allocated) until the cumulative Portfolio Investment Loss so allocated equals the cumulative Portfolio Investment Profit therefrom then and previously allocated pursuant to Section 5.1.1 and not previously offset pursuant to this Section 5.1.2(a); then

(b) second, to the Interested Members pro rata in proportion to their relative Net Invested Capital in the Portfolio Investment until an amount of Portfolio Investment Loss has been allocated which is equal to the Net Invested Capital of such Interested Members with respect to such Portfolio Investment.

Section 5.2. Allocations of Nonrecourse Deductions and Minimum Gain. The Company does not intend to incur any nonrecourse indebtedness and, if it does, the Management Committee will cause this Agreement to be amended in such fashion as to provide that, if the Company incurs "nonrecourse deductions" or "partner nonrecourse deductions" or if there is a change in the Company's "minimum gain" as those terms are defined in such Treasury Regulations, the allocations of Profit, Loss and items thereof to the Members shall be modified as deemed reasonably necessary or advisable by the Management Committee to comply with such regulations.

Section 5.3. Other Special Allocations. Notwithstanding the provisions of Section 5.1 above, but subject to the provisions of Section 5.2 above, the following allocations shall be made:

5.3.1. Qualified Income Offset. In the event any Member unexpectedly receives an adjustment, allocation, or distribution described in clause (4), (5) or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and that adjustment, allocation, or distribution causes or increases a deficit balance in the Member's Capital Account, then items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate the deficit balances in their Capital Accounts created by such adjustments, allocations, or distributions as quickly as possible. Any special allocations of items of income or gain pursuant to this provision shall be taken into account in computing subsequent allocations of Profit so that the net amount of any items so allocated and the Profit, Loss and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the other provisions of this Agreement if such unexpected adjustments, allocations or distributions had not occurred. If any such unexpected adjustment, allocation or distribution creates or increases a deficit balance in the Capital Accounts of more than one Member in any fiscal year, all items of income and gain of the Company for the fiscal year and all subsequent fiscal years will be allocated among all such Members in proportion to their respective deficit balances until such balances have been eliminated. If any allocation is made pursuant to this paragraph, subsequent allocations shall be made (in a manner consistent with this paragraph) to offset the effects of such prior allocation. This provision is intended to qualify as a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

5.3.2. Stop Loss. Except as required by law, Portfolio Investment Loss shall not be allocated to a Member if such allocation would cause or increase a deficit balance in such Member's Capital Account. Any such items not allocable to a Member by reason of the foregoing limitation shall be allocated to the Members having an interest in such Portfolio Investment who have positive account balances, if any, and if none, in accordance with Treasury Regulation Section 1.704-1(b)(3).

Section 5.4. Curative Allocations. The Regulatory Allocations are intended to comply with certain requirements of Treasury Regulation sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 5.4 shall be deferred with respect to Regulatory Allocations to the extent the Management Committee reasonably determines that such Regulatory Allocations are likely to be offset by subsequent Regulatory Allocations.

Section 5.5. Allocations Upon Transfer or Admission. In the event that a Member acquires an interest in the Company either by transfer from another Member or by acquisition from the Company, Profits or Losses (and all similar items) of the Company for the year in which such acquisition occurs shall be allocated among the Members by (i) closing the books of the Company as of the end of the day on which such acquisition occurs, (ii) computing the Profits and Losses (and all similar items) of the Company separately for the portion of the year ending as of the end of the day on which such acquisition occurs and for the remaining portion and (iii) allocating the Profits and Losses (and all similar items) as so computed for such periods among the Members who were Members in the Company during such periods; provided, however, that if the Management Committee, in its sole discretion so determines, all of such Profit or Loss shall be allocated between the transferor and transferee based on the number of days each owned the Membership interest during such year as such ownership is reflected in the books and records of the Company.

5.5.1. Section 704(c) Allocations. In the event that the book value of the Company assets differ from their adjusted tax basis upon contribution or revaluation, the tax allocations of income, gain, loss and deduction shall be shared among the Members in a manner that takes into account the variation between such book value and adjusted tax basis, pursuant to Section 704(c) of the Code or pursuant to the principles thereof. Allocations made under this Section 5.5.1 are made solely for federal, state or local income tax purposes and shall not affect, or in any way be taken into account in computing any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

5.5.2. Tax Election Upon Transfer. Upon the transfer of an interest in the Company, the Management Committee may elect, pursuant to Section 754 of the Code, to adjust the basis of the Company's property as allowed by Section 734(b) and 743(c) of the Code. Any election so made will be filed with the Company tax return for the first taxable year to which the election applies or otherwise in accordance with Treasury Regulations.

5.5.3. Tax Allocations. Except as otherwise provided herein or as required by Code Section 704, for tax purposes, all items of income, gain, loss, deduction or credit with respect to a Portfolio Investment shall be allocated to the Members in the same manner as are Profits and Losses.

Section 5.6. Negative Capital Accounts. Except as may be required by law, no Member shall be required to reimburse the Company for any negative balance in such Member's Capital Account.

Section 5.7. Authority of Management Committee to Vary Allocations to Preserve and Protect Members' Interests.

5.7.1. It is the intent of the Members that each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with Sections 5.1 through 5.5 to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in Sections 5.1 through 5.5, the Management Committee is authorized to allocate income, gain, loss, deduction, recapture or credit (or item thereof) arising in any year in a manner different from that otherwise provided for in Sections 5.1 through 5.5 if, and to the extent that, allocating income, gain, loss, deduction, recapture or credit (or item thereof) in the manner provided for in Sections 5.1 through 5.5, would cause the determinations and allocations of each Member's distributive share of income, gain, loss, deduction, recapture or credit (or item thereof) not to be permitted by Section 704(b) of the Code and any Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 5.7 shall be deemed to be a complete substitute for any allocation otherwise provided for in Sections 5.1 through 5.5 and no amendment of this Agreement or approval of any Member shall be required.

5.7.2. In making any allocation under Section 5.7.1, the Management Committee is authorized to act only after having been advised in writing, by either counsel to the Company or by the Company's accountant, that in their opinion, after examining Section 704(b) of the Code and any current or future proposed, temporary, or final Treasury Regulations thereunder, (A) the new allocation is necessary, and (B) the new allocation is the minimum modification of the allocations otherwise provided for in Sections 5.1 through 5.5 necessary in order to assure that, either in the then current year or in any preceding year, each Member's distributive share of income, loss, gain, deduction, recapture or credit (or item thereof) is determined and allocated in accordance with Sections 5.1 through 5.5 to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

5.7.3. New allocations made by the Management Committee in reliance upon the written advice of the attorneys and accountants described above shall be deemed to be made pursuant to the fiduciary obligation of the Management Committee to the Company, and no such new allocation shall give rise to any claim or cause of action by any Member.

5.7.4. If the Management Committee is required to make any new allocation in a manner less favorable to the Members than is otherwise provided for in Sections 5.1 through 5.5, the Management Committee shall be, and hereby is, authorized and directed, insofar as permitted by Section 704(b) of the Code, to allocate income, gain, loss, deduction, recapture or credit (or item thereof) arising in later years in a manner so as to bring the proportion of income, gain, deduction, recapture or credit (or item thereof) allocated to the Members as nearly as possible to the proportion otherwise contemplated by Sections 5.1 through 5.5.

5.7.5. The Management Committee has the power as provided in this Section 5.7, limited as provided in the following sentence, to make such allocations and to take such actions necessary under the Code or other applicable law to effect and to maintain the substantial economic effect of allocations made to the Members under Section 704(b) of the Code. The preceding sentence does not give the Management Committee any power to make any allocation or take any other action which affects the rights or preferences of, or allocations or distributions to, any Member. All allocations made and other actions taken by the Management Committee under this Section 5.7 will be consistent to the maximum extent possible with the provisions of this Agreement.

Section 5.8. Tax Controversies. The Class A Member is designated as the Company's "Tax Matters Member" pursuant to Section 6231(a)(7) of the Code, and, to the extent authorized or permitted under applicable law, the Tax Matters Member is authorized and required to represent the Company and each Member in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs connected therewith. Each Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any and all such things reasonably required by the Tax Matters Member to conduct such proceedings.

Section 5.9. Proceedings. The Tax Matters Member shall keep all Members informed of all administrative and judicial proceedings with respect to Company tax returns or the adjustment of Company items. Any Member who enters into a settlement agreement with respect to Company items must promptly give the Tax Matters Member and the Management Committee notice of the settlement agreement and terms that relate to Company items.

Section 5.10. Taxes Withheld. Unless treated as a Tax Payment Loan (as hereinafter defined), any amount paid by the Company for or with respect to any Member on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (a "Withholding Tax Act") shall be treated as a distribution to such Member for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to such Member, the excess shall constitute a loan from the Company to such Member (a "Tax Payment Loan") which shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at the Prime Rate plus two (2) percentage points, compounded monthly. So long as any Tax Payment Loan or the interest thereon remains unpaid, the Company shall make future distributions due to such Member under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Payment Loans of such Member and then to the repayment of the principal of all Tax Payment Loans of such Member; provided, however, that for all purposes of this Agreement, any amounts so used shall be treated as distributed to such Member. The Management Committee shall have the authority to take all actions necessary to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this Section 5.10. Nothing in this Section 5.10 shall create any obligation on the Management Committee to advance funds to the Company or to borrow funds from third parties in order to make any payments on account of any liability of the Company under a Withholding Tax Act.

ARTICLE VI
MANAGEMENT

Section 6.1. Management. The Company shall maintain a management committee (the "Management Committee") which shall serve as the representative of the Members for all purposes of this Agreement. Accordingly, except for any matters for which the approval of the Class A Member is required by this Agreement or by nonwaivable provisions of applicable law, the Management Committee shall have the authority to direct, manage and control the business and affairs of the Company, and to make all decisions and take all actions for the Company; provided, however, that the Management Committee shall act pursuant to and in accordance with this Agreement or other resolutions duly adopted by the Management Committee in accordance with the procedures set forth in this Agreement; and, provided further, that no single member of the Management Committee shall have the authority to bind the Company unless otherwise expressly authorized by this Agreement, the Class A Member or the Management Committee.

Section 6.2. Powers and Authority.

6.2.1. Approval by or action taken by the Management Committee (or, to the extent set forth in Section 6.3 hereof, by a committee thereof) in accordance with this Agreement shall constitute approval by or action by the Members, without requiring the consent of the Members and shall be binding on the Members unless pursuant to the terms of this Agreement or a nonwaivable provision of applicable law such action specifically requires the approval or consent of the Class A Member. Neither the Class B Member nor the Class C Members (in their capacity as Members) shall have any right to participate in, or approve, any decisions or actions by the Management Committee or the Company.

6.2.2. Notwithstanding the provisions of this Section 6.2 or Sections 6.1 or 6.3, the Management Committee may not cause the Company to do any of the following without the prior written consent of the Class A Member:

(a) amend the Certificate of Formation, except for amendments described in Section 13.1 hereof;

(b) admit any additional members to the Company or create any additional classes, series or group of Membership Interests;

(c) amend this Agreement, except as otherwise provided to reflect the admission of new Members in accordance with this Agreement;

(d) dissolve and liquidate the Company;

(e) enter into any employment or other agreement with any Officer of the Company;

(f) except as otherwise provided in Section 6.5, remove a member from the Management Committee; and

(g) enter into any agreement with any Person for the provision of management, consulting or other advisory services relating to the Portfolio Investments of the Company.

Section 6.3. Actions by Management Committee; Committees. In managing the business and affairs of the Company and exercising its powers hereunder, the Management Committee shall act (a) collectively through meetings and written consents pursuant to Sections 6.6 and 6.7 hereof, or (b) through committees pursuant to this Section 6.3. The Management Committee may, from time to time, by resolution designate one or more committees, each of which shall be comprised of one or more members of the Management Committee. Any such committee, to the extent provided in such resolution or in this Agreement, shall have and may exercise all of the authority of the Management Committee, subject to the limitations set forth in such resolution, the Act or this Agreement. At every meeting of a committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members of the committee shall be necessary for the adoption of any resolution. The Management Committee may dissolve any committee at any time, unless otherwise provided in this Agreement or the Act.

Section 6.4. Composition of the Management Committee.

6.4.1. The Management Committee shall be comprised of at least three (3) persons, with the exact number of members to be determined by resolution of the Management Committee adopted from time to time. All members of the Management Committee shall be appointed by the Class A Member. Each member of the Management Committee shall remain on the Management Committee for a period of one (1) year or such time after one (1) year as his successor is elected by the Class A Member or until his earlier death, retirement, insanity, bankruptcy or removal for Cause by the Class A Member.

6.4.2. The initial members of the Management Committee shall be as set forth on Schedule B attached hereto. The Class A Member may increase or decrease the number of members on the Management Committee by resolution adopted in accordance with Section 6.9 of this Agreement.

Section 6.5. Removal, Vacancy on Management Committee. Neither the Members nor the members on the Management Committee shall have the authority to remove any member of the Management Committee, except that the Class A Member shall be entitled to remove a member of the Management Committee at any time with or without Cause, and members of Management Committee (by unanimous vote of all members other than the member being removed) may remove a member of the Management Committee for Cause with the approval of the Class A Member. In the event of such proposed removal, the Management Committee shall provide written notice of such proposed removal to the Class A Member, which notice shall identify the removal purpose, the member on the Management Committee proposed to be removed and the reasons for such removal. Any member may resign from the Management Committee at any time; provided that any resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time the resignation notice is received by the Management Committee. The acceptance of any resignation shall not be necessary to make it effective unless expressly so provided in the resignation notice. All vacancies occurring on the Management Committee (whether as a result of removal or resignation of a member thereof) shall be filled by the Class A Member.

Section 6.6. Meetings of the Management Committee. Regular meetings of the Management Committee shall be held at such place and at such time as shall be determined from time to time by resolution of the Management Committee; provided that such meetings shall be held no less frequently than quarterly, upon not less than ten (10) calendar days' prior written notice to each member of the Management Committee. Special meetings of the Management Committee shall be held upon the call of any member thereof upon not less than five (5) calendar days' prior written notice to all members of the Management Committee. Notices of any meetings shall set forth the purpose of the meeting and the business to be transacted at such meeting. Attendance at any meeting of the Management Committee shall constitute waiver of any notice requirement. A majority of the members of the Management Committee shall constitute a quorum for the transaction of business at a meeting of the Management Committee.

Section 6.7. Manner of Acting by Management Committee. Unless otherwise expressly provided in this Agreement, all decisions, actions, or transactions by the Management Committee shall require the approval, at a duly convened meeting at which a quorum is present, of a majority of the members of the Management Committee present at a meeting. Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Management Committee or any action of any committee designated by the Management Committee, may be taken without a meeting if a written consent setting forth the action so taken is signed by all of the members of the Management Committee or members of such committee. Such consent shall have the same force and effect as a unanimous vote at a duly convened meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Management Committee or any such committee, as the case may be. The Management Committee or any committee thereof may participate in and hold its meeting by means of a conference telephone or similar communications equipment, provided that all members thereof are able to simultaneously participate with the other members with respect to all discussions and votes of the Management Committee or committee, as applicable, and participation in such meeting by such means shall constitute attendance and presence in person at such meeting. Written minutes shall be taken at each meeting of the Management Committee and any committee thereof and distributed to the Class A Member and the members of the Management Committee promptly after such meeting and prior to, and for approval at, the next meeting of the Management Committee; provided, however, that any action taken or any matter agreed upon by the Management Committee or a committee thereof at the meeting shall be deemed effective and final, whether or not written minutes of the meeting have been prepared or formalized.

Section 6.8. Procedures. Except as otherwise expressly provided in this Article VI, the Management Committee and any committee thereof shall conduct its business in such manner and by such procedures as a majority of its members deems appropriate.

Section 6.9. Manner of Acting by Class A Members. Subject to Section 7.2, until such time as the Class A Member Transfers all or any portion of its Membership Interest in the Company or its Percentage Interest with respect to a Portfolio Investment in accordance with Section 7.1, all decisions requiring the consent, approval, vote or determination of the Class A Member shall be made by the Class A Member in accordance with its customary operating procedures. In the event that the Class A Member Transfers all or any portion of its Membership Interest in the Company or its Percentage Interest with respect to a Portfolio Investment in accordance with Section 7.1 or an additional Class A Member is admitted to the Company in accordance with the provisions of this Agreement, then all decisions requiring the consent, approval, vote or determination of the Class A Member shall, subject to Section 7.2, be made in such manner as the Class A Member, its Permitted Transferee and any additional or substitute Class A Members shall determine, and the Management Committee shall be entitled to amend this Agreement, without the consent of any other Member, to reflect such manner of acting by the Class A Member, its Permitted Transferee and any additional or substitute Class A Members.

Section 6.10. Designation of Officers.

6.10.1. The Members acknowledge that while Company decisions generally shall be vested in the Management Committee in the manner set forth in this Article VI, the Management Committee may, from time to time, delegate the daily operation and certain management functions of the Company to one or more individuals (who may or may not be Members or members of the Management Committee ) to serve as officers of the Company ("Officers"). The Company shall have such Officers as the Management Committee may, from time to time, determine, which Officers may (but need not) include a Chief Executive Officer, a President, one or more Vice Presidents (and in case of each of such Vice Presidents, with such descriptive title, if any, as the Management Committee shall deem appropriate), a Secretary and a Treasurer. The Management Committee may, at any time and from time to time, establish, enumerate, designate, determine, limit or circumvent the duties, services and powers delegated to any Officer.

6.10.2. Subject to the prior approval of the Class A Member, the Management Committee may enter into employment agreements with any such Officer on behalf of the Company setting forth such terms and conditions of the employment of such Officer, including compensation and other benefits, as the Management Committee may determine to be reasonable and appropriate. Subject to the prior consent of the Class A Members, the compensation and benefits of all Officers shall be fixed from time to time by the Management Committee, unless otherwise delegated by the Management Committee to a particular Officer. Any Officer designated by the Management Committee shall have the specific power and authority set forth in this Agreement, in an employment agreement, if any, and as otherwise delegated to such Officer, from time to time, by the Management Committee; provided that such Officer shall operate the Company subject to (i) the basic policy decisions adopted by the Management Committee, (ii) specific limitations and requirements of this Agreement and any other agreement executed by and between such Officer and the Company, and (iii) limitations imposed under the Act. Notwithstanding any provision in this Agreement or any other agreement to the contrary, no Officer shall have the authority, either individually or acting in conjunction with other Officers to do any act, make any decision, or engage in any transaction which requires the approval of the Management Committee or the Class A Member as set forth in this Agreement, unless such Officer is specifically authorized in writing executed by the Management Committee and the Class A Member to undertake such act, make such decision or engage in such transaction.

6.10.3. Each Officer designated by the Management Committee shall hold office at the pleasure of the Management Committee until his successor is chosen and qualified in his stead or until the earlier of his death, disability, resignation, insanity, retirement or removal from office. Any Officer designated by the Management Committee may be removed at any time and for any reason (with or without cause) by the Management Committee, but any such removal shall be without prejudice to the contract rights, if any, of the Officer so removed. Designation of an Officer shall not of itself create any employment contracts rights. The Management Committee may abolish any officer at any time.

6.10.4. An Officer shall devote time, effort and managerial resources to the business of the Company as shall be set forth in an employment agreement between the Company and an Officer or as otherwise required by the Management Committee.

Section 6.11. Operating Expenses.

6.11.1. All expenses incurred by the Company shall be borne by the Company and shall be fully payable by the Class A Member and not the Class B Member or the Class C Members. These expenses include, but are not limited to: (i) the Company's normal operating expenses, including compensation and fringe benefits, services and other overhead charges of its employees; (ii) expenses for business development, travel and entertainment expenses incurred in connection with the Company's business and investments; (iii) postage, telephone, facsimile, Internet access charges, office supplies, equipment rental and other administrative and office expenses; (iv) all expenses incurred in the organization of the Company and the offering of membership interests in the Company; (v) all expenses of legal, accounting, auditing, investment banking, investment research, consulting, advisory, appraisal and other professional services to the Company in connection with the administration and operation of the Company, including unreimbursed expenses involved in any transaction in which the Company is involved; (vi) all custody, transfer, registration and similar expenses incurred by the Company; (vii) all premiums for any key man life insurance policies payable to the Company or for any insurance covering any person entitled to indemnity under this Agreement; (viii) all expenses (including indemnification costs, compensation and expense reimbursement) associated with valuations performed pursuant to Section 11.1; (ix) all expenses incurred in the preparation and distribution of reports and information about the Company to the Members and in connection with any other communications with the Members, and in holding meetings of the Members and the Management Committee; (x) all brokerage and finders' fees and commissions and discounts incurred in connection with the purchase or sale of Portfolio Investments; (xi) taxes and other governmental charges, if any, filing fees, and the costs of preparing and filing tax returns and other reports; (xii) expenses incurred in connection with any litigation involving the Company (including investigation and preparation costs) and the amount of any judgment or settlement paid in connection therewith; and (xiii) interest on borrowed money, if any.

Section 6.12. Meetings of Members. Meetings of Members may be called for any proper purpose at any time by the Management Committee. The Management Committee shall determine the date, time and place of each meeting, and written notice thereof shall be given to each Member not less than 5 days or more than 60 days prior to the date of the meeting. Notice shall be sent to Members of record on the date when the meeting is called. The business of each meeting of Members shall be limited to the purposes described in the notice.

Section 6.13. Indemnification.

6.13.1. No Indemnified Person shall have any liability to the Company or to any Member for any loss suffered by the Company which arises out of any action or inaction of any Indemnified Person, provided that the Indemnified Person reasonably believed that such action or inaction was in, or not opposed to, the best interests of the Company, and such action or inaction did not constitute fraud, gross negligence or willful misconduct of the Indemnified Person. Each Indemnified Person shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, losses, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Person in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, before or by any court or any administrative or legislative body or authority, in which the Indemnified Person is involved, as a party or otherwise, or with which the Indemnified Person may be threatened, either during the Indemnified Person's incumbency or thereafter, by reason of the Indemnified Person's direct or indirect involvement with the Company; provided that the Indemnified Person reasonably believed that such action or inaction was in, or not opposed to, the best interests of the Company, and such action or inaction did not constitute fraud, gross negligence or willful misconduct of the Indemnified Person.

6.13.2. Notwithstanding the foregoing, with respect to (i) any claim, action, or suit by the Company, or (ii) any derivative claim, action or suit by another person in the name or right of the Company, which, in either case, seeks to procure a judgment against an Indemnified Person by reason of the Indemnified Person's direct or indirect involvement with the Company, (1) indemnification shall be limited to expenses (including attorney's fees) actually and reasonably incurred by such Indemnified person in connection with the defense or settlement of such claim, action, or suit, and (2) no indemnification shall be made in respect of any claim as to which the Indemnified Person has been adjudged to be liable to the Company unless the court in which such action or suit was brought determines, under the circumstances, that indemnification is warranted.

6.13.3. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnified Person did not act in good faith and in a manner which the Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company.

6.13.4. Expenses, including attorneys' fees, incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative claim, action, suit or proceeding may be paid by the Company in advance of the final disposition of such claim, action, suit or proceeding upon receipt of a written undertaking by or on behalf of the Indemnified Person that the amounts so paid shall be repaid to the Company if it is ultimately determined that indemnification on account of such expenses is not authorized under this Section 6.13.

6.13.5 Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the Management Committee, nor its affiliates shall be exculpated or exonerated from, or indemnified for, any losses, liabilities or expenses arising from or out of any intentional or criminal wrongdoing.

6.13.6. Any indemnity under this Section 6.13 shall be paid from, and only to the extent of, Company assets, and no Member shall have any personal liability on account thereof. The Company shall be permitted to incur the cost of that portion of any insurance, other than public liability insurance, even if such insurance insures any party against any liability as to which such party is herein prohibited from being indemnified.

Section 6.14. Limitation of Liability. Except as otherwise provided in the Act or law, or expressly set forth in this Agreement, no Member or officer of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member or officer solely by reason of being a Member or officer of the Company and no Member or officer shall have any fiduciary or other duty to another Member or officer with respect to the business and affairs of the Company.

ARTICLE VII
TRANSFERABILITY OF MEMBERSHIP INTERESTS

Section 7.1. Transfers by Members. A Class A Member may Transfer all or any portion of its Membership Interest in the Company or its Percentage Interests in any one or more Portfolio Investment to its Affiliate, which assignee shall be admitted to the Company as an additional or substitute Class A Member as the transferring Class A Member shall elect. Neither the Class A Member nor any additional or substitute Member admitted to the Company in accordance with this Agreement shall otherwise be permitted to withdraw from the Company.

7.1.2. No Class B Member or Class C Member may, without the prior written consent of the Class A Member (which written consent may be given or withheld by the Class A Member in its sole discretion), voluntarily or involuntarily Transfer all or any part of such Member's Membership Interest in the Company or such Member's interest in one or more Portfolio Investments, except as permitted by the terms of this Agreement.

Section 7.2. Bankruptcy.

7.2.1. If there is a Bankruptcy with respect to a Class A Member, then, immediately upon the Bankruptcy, the Membership Interests held by such Class A Member automatically and without any further action by the Company, the Management Committee or the Members shall become a Class B Membership Interests and such Class A Member shall have no further voting rights hereunder with respect to its Membership Interests. Upon the Bankruptcy of a Class A Member, the Management Committee shall be entitled to admit a new Class A Member under such terms and conditions as the Management Committee shall determine.

7.2.2. If there is a bankruptcy with respect to a Class B Member or a Class C Member, such Member shall give the Company prompt notice thereof, which notice shall include a detailed explanation of the bankruptcy. Upon the earlier of receipt of such notice or actual knowledge of the bankruptcy, the Company shall have an option (the "Call Option") to purchase such Member's Membership Interest in the Company at the Book Value of such interest on the settlement and payment terms below. The Management Committee may cause the Company to exercise the Call Option by giving the selling Member and the other Members notice of such exercise at any time up to the 30th day following the receipt of such notice or actual knowledge. To the extent that the Company does not exercise the Call Option within the acceptance period specified above, then the Management Committee may authorize the remaining Members or an Affiliate of those Members (each, an "Authorized Purchaser") to exercise the Call Option with respect to any remaining portion of the selling Member's interest at the same price and on the same terms applicable to the Company, with the remaining interest allocated among any Authorized Purchasers in such proportion as the Management Committee deems appropriate. Each Authorized Purchaser may accept the offer with respect to any or all of his allocated amount of the remaining interest in the manner specified above in this subsection (b), during the ten (10) days following the earlier of the date on which the Company gives notice of its exercise of the Call Option or the last day of the Company's 30-day exercise period for the Call Option. Settlement on the purchase of any interest under this subsection (b) shall be held at such time and place as is specified by ten (10) days' prior written notice given by the Management Committee to the selling Member. At the closing, the purchaser(s) shall deliver checks for the amount of the purchase price and the selling Member shall deliver a bill of sale for the interest being sold and such other documents as shall be requested by the purchaser(s) in order to vest good and unencumbered title to the interests being sold in the purchaser(s).

Section 7.3. Substituted Members. Notwithstanding anything herein to the contrary, no Transferee of a Member's interest in the Company (other than a Transferee of a Class A Member pursuant to Section 7.1.1) shall become a substituted Member with respect to the Transferred Interest, unless and until the Class A Member gives its written consent thereto (which written consent may be withheld by the Class A Member in its sole discretion) and the Transferee shall have:

(a) assumed all the obligations of his predecessor under this Agreement with respect to the Transferred Interest accruing from and after the effective date of the Transfer;

(b) delivered to the Company a statement, in form and substance satisfactory to the Class A Member, acknowledging the assumption of such liability and that the Transferee has read the provisions of this Agreement and intends to be legally bound as a Member by all the terms and conditions of this Agreement and any amendments or modifications thereof, and to execute a counterpart of the Agreement as then in effect;

(c) obtained and furnished to the Company an opinion of counsel satisfactory to the Class A Member that such transaction may be effected without registration under the Securities Act of 1933, as amended, or under any applicable state securities laws, unless the Management Committee shall have determined that no such opinion is necessary; and

(d) paid all reasonable expenses (including legal and accounting fees) incurred by the Company in connection with such Transfer, including the cost of the preparation, filing and publishing of any amendment to the Company's Certificate of Formation and any fictitious name or similar registrations necessary or desirable in connection therewith.

The Transferee shall become a substituted Member having the same class of Membership Interest and the same Percentage Interests with respect to the Portfolio Companies as the Transferring Member on the first day that all of the above conditions have been satisfied. The Company shall, upon substitution, thereafter make all further distributions on account of the Membership Interests so assigned to the assignee for such time as the Membership Interests are Transferred on its books in accordance with the above provisions. Any Person so admitted to the Company as substituted Member shall be subject to all provisions of this Agreement relating to the class of Membership Interest held by such substitute Member as if originally a party hereto.

Section 7.4. Compliance with Securities Laws. The Members acknowledge and confirm that their interests constitute securities which have not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable. Each Member confirms hereby that he, she or it is acquiring its interest herein for investment and without a view to the distribution hereof. No Transfer of all or any part of an Interest, including any Transfer of a right to distributions, or allocations of Profits and/or Losses to a Person who does not become a Member, may be made unless such assignment (a) may be effected without registration under the Securities Act of 1933, as amended, and (b) does not violate any applicable federal or state securities laws (including any investment suitability standards) applicable to the Company or the Management Committee.

Section 7.5. Termination of Employment of Class C Member.

7.5.1. If at any time the employment of any Class C Member (other than IFC) with IFC or its Affiliates is terminated for any reason other than a termination for Cause, including without limitation a termination due to a Class C Member's death, disability, resignation or termination by IFC without Cause, then, at any such time thereafter as is determined by IFC, IFC (or its nominee(s)) shall have the right but not the obligation to purchase from such Class C Member, free and clear of all liens, claims or encumbrances, such Class C Member's Membership Interest and, if so elected by IFC or its nominee(s), the Class C Member shall be required to so sell such Membership Interest. IFC must provide notice of its intent to exercise its right and complete the purchase of the Membership Interest within sixty (60) days after the date of termination. In the event that IFC exercises its right to purchase such Membership Interest, the interest will be purchased at its fair value as of the date of termination, as determined by IFC.

7.5.2. If at any time during the period beginning three (3) months prior to a Sale of a Portfolio Investment and ending on the date of such Sale, the employment of a Class C Member (other than IFC) with IFC or its Affiliates, has terminated by reason of death, disability or termination by IFC (or Affiliates) without Cause, and, pursuant to Section 7.5.1, IFC (or its nominee) has purchased such Class C Member's Membership Interest for the price therein specified, the purchase price paid pursuant to Section 7.5.1 shall be adjusted so that if the purchase price realized in the Sale is higher than the price paid pursuant to Section 7.5.1, then IFC shall pay to that Class C Member an additional amount so that the purchase price paid to the departed Class C Member pursuant to Section 7.5.1 is calculated using the price realized in the Sale.

7.5.3. In the event that the employment of a Class C Member with IFC or its Affiliates, has been terminated for Cause, then, at any such time thereafter as is determined by IFC, such Class C Member shall be required to sell to IFC (or its nominees) for a total purchase price of one hundred dollars ($100), and IFC (or its nominees) shall have the right, but not the obligation, to purchase from such Class C Member, free and clear of all liens, claims or encumbrances, one hundred percent (100%) of such Class C Member's Interest. Any determination that a termination of the Class C Member's employment with IFC or its Affiliates is with or without Cause shall be made by the Management Committee (as constituted without the Class C Member as to whom the determination is being made) and IFC in good faith and only after (i) such Class C Member shall have been given written notice of the proposed reason for termination and any alleged factual basis therefor, and (ii) such Class C Member, together with his or her counsel, shall have been given reasonable opportunity to present his view of relevant facts and circumstances, and a reasonable investigation thereof shall have been made.

7.5.4. The closing of any sale pursuant to this Section 7.5 shall be held at such time and place as is specified by ten (10) days prior written notice given by IFC to the selling Class C Member. At the closing, IFC or its nominee(s) shall deliver check(s) for the amount of the purchase price and the Class C Member shall deliver a bill of sale for the Membership Interests being sold and such other documents as shall be requested by IFC in order to vest good and unencumbered title to the interests being sold in IFC or its nominee(s).

7.5.5. Any and all sums and other obligations owed by a Class C Member to the Company or to IFC or any Affiliate thereof shall become immediately due and payable upon the termination of such Class C Member's employment with IFC or Affiliates for any reason and it shall be a condition to the receipt by a departing Class C Member of any of the purchase price for the sale of any Membership Interests pursuant to this Section 7.5 that such departing Class C Member (or his or her representatives) shall pay such sums to the Company, or to IFC and its Affiliates, as the case may be.

ARTICLE VIII
TERMINATION OF THE COMPANY

Section 8.1. Dissolution.

8.1.1. The Company shall be dissolved upon the happening of any of the following events:

(a) the sale or other disposition of all or substantially all of the assets of the Company or the Portfolio Companies (except under circumstances where (x) all or a portion of the purchase price is payable after the closing of the sale or other disposition, or (y) the Company retains a material liability, risk or other economic responsibility or liability with respect to the assets transferred, in either such event, the Company shall be dissolved upon the receipt of the full purchase price in the event of the circumstance set forth in (x) or the Release of the Company from any further liability or responsibility in the event of the circumstance set forth in (y));

(b) the bankruptcy of the Company, or an assignment by the Company for the benefit of creditors; or

(c) a determination by the Class A Member that the Company should be dissolved.

8.1.2. Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Company's Certificate of Formation shall have been canceled and the assets of the Company shall have been distributed as provided in Section 8.2 below. Notwithstanding the dissolution of the Company prior to the termination of the Company, as aforesaid, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

8.1.3. Notwithstanding anything in this Agreement to the contrary, upon a Capital Transaction where all or any portion of the consideration payable to a Portfolio Company is to be received by the Company more than ninety (90) days after the date on which such Capital Transaction occurs, the Company shall continue solely for purposes of collecting the deferred payments and making distributions to the Members. In such event (i) gain recognized and cash distributed in any year as a result of such Capital Transaction shall be allocated and distributed among the Members in the same proportion as such gain and cash would have been allocated and distributed were the entire gain resulting from such Capital Transaction required to be recognized for Federal income tax purposes in the year in which such Capital Transaction occurred; and (ii) income attributable to interest on deferred payments shall be allocated among, and such interest shall be distributed to, the Members as if the deferred payment obligations received by the Company had been distributed in kind to the Members under subsection 8.2 in the proportions provided for in Article IV.

Section 8.2. Liquidation. Except as otherwise provided in Section 8.1, upon dissolution of the Company, the Management Committee shall cause the cancellation of the Company's Certificate of Formation and shall liquidate the assets of the Company and apply and distribute the proceeds thereof as contemplated by this Agreement. As soon as possible after the dissolution of the Company, a full account of the assets and liabilities of the Company shall be taken, and a statement shall be prepared by the Company setting forth the assets and liabilities of the Company. The Management Committee shall use its best efforts to cause a copy of such statement to be furnished to each of the Members within ninety (90) days after such dissolution.

8.2.1. The assets shall be liquidated as promptly as possible and the proceeds thereof shall be applied in the following order:

(a) the expenses of liquidation and the debts of the Company, including debts of the Company to any Member pursuant to Section 3.11 above or otherwise, together with interest accrued thereon, shall be paid or reasonable provisions for the payment therefor shall be made. Any reserves shall be established or continued which the Management Committee deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or its liquidation. Such reserves shall be held by the Company for the payment of any of the aforementioned contingencies, and at the expiration of such period as the Management Committee shall deem advisable, the Company shall distribute the balance thereafter remaining in the manner provided in subsection (b) of this Section 8.2.1;

(b) the balance, if any, shall be paid to the Members in accordance with Section 4.2.2.

8.2.2. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof and any Member entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by the Company's accountants.

8.2.3. Upon liquidation, each Member shall look solely to the assets of the Company for the return of that Member's Net Invested Capital. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets in the order and priority set forth in Section 8.2.1 hereof.

ARTICLE IX
COMPANY FUNDS

Section 9.1. All deposits in and withdrawals from Company bank accounts shall be made by the Management Committee or such other Officers, if any, Person or Persons employed by the Company as the Management Committee may from time to time designate. Pending utilization of funds in the operations of the Company, such funds may be deposited by the Company in savings or checking accounts or in such investments as it deems desirable.

ARTICLE X
BOOKS AND RECORDS; REPORTS

Section 10.1. Books and Records. The Company shall keep adequate books and records at the principal place of business of the Company or at such other place as the Management Committee may determine, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company.

Section 10.2. Accounting Method. The accounting basis on which the books of the Company are kept shall be such as determined by the Management Committee.

Section 10.3. Reports. The Management Committee shall prepare the Company's annual income tax return and annual financial statements which shall include a balance sheet and the related statements of income. Such financial statements need not be audited. The Management Committee shall use reasonable efforts to transmit within 90 days after the end of the Fiscal Year to each Person who was a Member during such Fiscal Year such information as shall be necessary for each Member to satisfy its income tax reporting obligations, if any, for such Fiscal Year.

Section 10.4. Tax Elections. All tax elections on behalf of the Company may be made or rescinded in the discretion of the Management Committee.

ARTICLE XI
VALUATION

Section 11.1. Valuations. The Management Committee shall determine the value of all Company assets for all purposes of this Agreement and such valuation shall be binding on all Members unless the Class A Member shall provide a written objection to such valuation within fifteen (15) days after notice to it of a valuation by the Management Committee. Within thirty (30) days after receipt of such an objection, the Management Committee shall select an independent appraiser, who shall be subject to the approval of the Class A Member, to conduct an appraisal of the subject assets(s) of the Company.

Section 11.2. Good Faith Determinations. Whenever valuation of Company net worth or any particular asset of the Company is required by this Agreement, the Management Committee shall, as of a reasonable valuation date established by it, make a good faith determination of the "fair value" of all noncash assets of the Company (if net worth is to be evaluated) or of such particular asset. Such determination of "fair value" shall be based upon all relevant factors, including, without limitation, type of security, marketability, liquidity, restrictions on disposition, recent purchases of the same or similar securities by other investors, pending mergers or acquisitions, current financial position and operating results, and risks and potential of the security, and shall be in accordance with the following:

(a) The fair value of any Marketable Securities shall be equal to the average: (i) if applicable, the median of the "bid" and "asked" prices for such securities in the market on which such securities are regularly traded; or (ii) if applicable, the closing price on the market on which such securities are regularly traded; in each case, on the five (5) business days immediately preceding the date of valuation of such securities.

(b) Subject to the foregoing, any determination of Company net worth or of the value of a particular asset required by this Agreement to be made pursuant to this Section 11.1 shall be made in accordance with generally accepted accounting principles, as from time to time applicable to the Company or similar entities; provided, however, that no value whatsoever shall be assigned to the Company's name and goodwill or to the office records, files, statistical data or any similar intangible assets of the Company not normally reflected in the Company's accounting records; and provided further, that liabilities of the Company shall be taken in to account in the amounts at which they are carried on the books of the Company and reasonable provision shall be made for contingent or other liabilities not reflected on such books and, in the case of valuation in connection with the liquidation of the Company, for the expenses (to be borne by the Company) of the liquidation and winding up of the Company's affairs.

Section 11.3. Discretion. It is understood by the Members that some or all of the investments of the Company may have no readily ascertainable market value and that, in all cases, the Management Committee shall have broad discretion in determining such values.

ARTICLE XII
WAIVER OF PARTITION

Section 12.1. The Members hereby waive any right of partition or any right to take any other action which otherwise might be available to them for the purpose of severing their relationship with the Company or their interest in assets held by the Company from the interest of the other Members.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1. Amendments. Except as expressly provided in this Agreement, no amendment of this Agreement shall be binding unless such amendment is proposed in writing by the Management Committee, and the written consent of the Class A Member is obtained with respect thereto; provided, however, that no such amendment may (i) increase the obligations of one or more of the Members to make capital contributions to the Company, (ii) make one or more of the Members personally liable for any obligations of the Company, or (iii) modify the allocation or timing of distributions of cash or Company Profits and Losses, without the consent of the Member so affected. Subject to the foregoing, amendments may be made to this Agreement from time to time by the Management Committee, without the consent of any of the Members, to: (a) add to the representations, duties or obligations of the Management Committee or surrender any right or power granted to the Management Committee herein; (b) cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein or make any other provisions with respect to matters or questions arising hereunder which will not be inconsistent with any other provision hereof; (c) delete from or add to any provision hereof required to be so deleted or added by a state "Blue Sky" commission in order to permit the offer or sale of Membership Interests in any state; or (d)  make any changes negotiated in connection with an issuance of securities to any Person who is not a Member immediately prior to such issuance other than any change of the type specified in any of clauses (i) through (iv) of this Section 13.1, except as permitted by this Section 13.1.

Section 13.2. Notices.

13.2.1. Any notice to be given under this Agreement shall be made in writing and shall be deemed to have been duly given when delivered against written receipt or when mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below:

(i) If to the Management Committee or the Company:

500 Washington Street
P.O. Box 929
Columbus, Indiana 47202
Attn: [President]

(ii) If to any Member such notice shall be mailed by certified or registered mail, hand delivered, delivered by overnight courier or telecopied to the address or telecopy number of the Member appearing on the records of the Company .

(iii) Any such notice so given shall be deemed to be effective as of the date so delivered if delivered personally (which shall include delivery by overnight carrier or by telecopy or facsimile), or as of the third day after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

13.2.2. Any Member may change the address or telecopy number to which notice is to be sent by giving written notice of such change to the Company, and to each Member in the case of a change by a Management Committee, in conformity with the provisions of this Section for the giving of notice.

Section 13.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws, of the State of Delaware, notwithstanding any conflict-of-law doctrines of such State or other jurisdiction to the contrary.

Section 13.4. Binding Nature of Agreement. Except as otherwise provided, this Agreement shall be binding upon and inure to the benefit of the Members and their heirs, personal representatives, successors and assigns.

Section 13.5. Validity. If all or any portion of any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

Section 13.6. Entire Agreement. This Agreement, including all schedules hereto, constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understanding, inducements or conditions, express or implied, oral or written, except as herein contained.

Section 13.7. Indulgences, Etc. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege; nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party allegedly granting such waiver.

Section 13.8. Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, to the singular include the plural, and to the part include the whole, (b)  the reference to any gender includes all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation" and (d) "hereunder" and "hereof" refer to the entire Agreement and all Schedules hereto. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted accounting principles. Any party's power hereunder to approve, determine, chose, designate or take any similar action with respect to a certain situation may be exercised by such party in its sole discretion.

Section 13.9. Number of Days. In computing the number of days for the purpose of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

Section 13.10. Construction. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative drafted such provision.

Section 13.11. Corporate and Company Authority. Any corporation or partnership signing this Agreement represents and warrants that the execution, delivery and performance of this Agreement by such corporation or partnership has been duly authorized by all necessary corporate or partnership action.

Section 13.12. Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than the Members and their successors and assigns in the Company and the Company and shall not be enforceable by any other party.

Section 13.13. Tax Elections. The Management Committee is hereby given the authority to make any and all elections under the Code to ensure the characterization of the Company as an entity taxable as a partnership for Federal income tax purposes.

Section 13.14. Copies of Certificate of Formation and Amendments Thereto. Neither the Company nor the Management Committee shall be required to send to the Members a copy of the Certificate of Formation or any amendments thereof or any other certificate or statement required or permitted to be filed under the Act.

Section 13.15. Nominal Title Holder. The Management Committee may, at its option, cause any or all of the Company's property to be held in street name or in the name of a nominal or record title holder.

Section 13.16. Execution in Counterparts. This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of such shall together constitute one and the same instrument. This Agreement shall become binding upon the Company, the Management Committee and the other Members when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of such parties, and shall become binding upon other Members upon their execution and delivery of a counterpart hereof.

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Agreement of IRWIN VENTURES LLC as of the day and year first above written.

IRWIN FINANCIAL CORPORATION

By:_______/S/__________________
Name: John A. Nash
Title: President

IRWIN VENTURES CO-INVESTMENT FUND LLC

By:_______/S/__________________
Name: David S. Meyercord
Title: SVP Investments

_________/S/____________________
David Meyercord

________/S/_____________________
Thomas Washburn

________/S/_____________________
William Miller

Schedule A

Name and Address of Members

Class A Member

Name and Address of Members

Class A Member

Irwin Financial Corporation
500 Washington Street
P.O. Box 929
Columbus, Indiana 47202

Class B Member

Irwin Executive Co-Investment Fund, LLC
500 Washington Street
P.O. Box 929
Columbus, Indiana 47202

Class C Members

David Meyercord
500 Washington Street
P.O. Box 929
Columbus, Indiana 47202

Thomas Washburn
500 Washington Street
P.O. Box 929
Columbus, Indiana 47202

William Miller
500 Washington Street
P.O. Box 929
Columbus, Indiana 47202

Irwin Financial Corporation
500 Washington Street
P.O. Box 929
Columbus, Indiana 47202

Capital Contributions and Percentage Interests in Capital
Name of Member	Portfolio Investment	Capital Contribution	Percentage Interest
Irwin Financial Corporation

Irwin Executive Co-Investment Fund, LLC

Schedule B

Members of the Management Committee

David Meyercord
500 Washington Street
P.O. Box 929
Columbus, Indiana 47202

Thomas Washburn
500 Washington Street
P.O. Box 929
Columbus, Indiana 47202

William Miller
500 Washington Street
P.O. Box 929
Columbus, Indiana 47202

Schedule C

Carried Interest Sharing Percentages

Class C Member	Sharing Percentage
David Meyercord	3%
Thomas Washburn	3%
William Miller	3%
Irwin Financial Corporation	11%
Total	20%

ADDENDUM 1

DEFINITIONS

Capitalized terms used in the Agreement and not defined in the Agreement shall have the following meanings:

"Act" is defined in Section 1.1.

"Affiliate or affiliate" means (i) any Person, directly or indirectly controlling, controlled by or in common control with a specified Person; (ii) any Person owning or controlling 10% or more of the outstanding voting securities of such specified Persons; (iii) any officer, director, partner or trustee of such specified Person and (iv) if such specified Person is an officer, director, partner or trustee of a Person, the Person for which such Person acts in such capacity.

"Allocable Expenses" means expenses of the Company other than Direct Expenses. Allocable Expenses shall be allocated to all Portfolio Investments existing at any time during the Fiscal Year in which such expense was incurred on the basis of the capital of the Company invested in each one (including Direct Expenses) and the number of days during such Fiscal Year on which such Portfolio Investment was owned by the Company.

"Bankruptcy" shall mean, with respect to any Person, (a) the commencement by such Person of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code, 11 U.S.C. Section 101 et seq., as the same may be amended from time to time, or any other federal or state law relating to insolvency, bankruptcy or reorganization; (b) an adjudication that such Person is insolvent or bankrupt; (c) the entry of an order for relief under the federal Bankruptcy Code with respect to such Person; (d) the filing of any such petition or the commencement of any such case or proceeding against such Person, unless such petition and the case or proceeding initiated thereby are stayed or dismissed within ninety (90) days from the date of such filing; (e) the filing of an answer by such Person admitting the allegations of any such petition; (f) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Person unless such appointment is stayed, vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Person; (g) the insolvency of such Person or the execution by such Person of a general assignment for the benefit of creditors; (h) the convening by such Person of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; (i) the failure of such Person to pay its debts as they mature; (j) the levy, attachment, execution or other seizure of substantially all of the assets of such Person where such seizure is not discharged within thirty (30) days thereafter; (k) the admission by such Person in writing of its inability generally to pay its debts as they mature or that it is generally not paying its debts as they become due; or (l) the taking of any corporate or partnership action in connection with the foregoing.

"Book Value" means the book value of an interest in the Company as of the last day of the month immediately preceding the month in which an event giving rise to such determination occurs based on the book value of the Company's investment in the applicable Portfolio Companies, which shall be measured by the book value of the investments made by such Portfolio Companies. Book value shall be computed, in accordance with generally accepted accounting principles consistently applied, and shall be determined by the Management Committee pursuant to the good faith standards set forth in Section 11.1.

"Call Option" is defined in Section 7.2.2.

"Capital Account" is defined in Section 3.7 of this Agreement.

"Capital Contribution" means the amount of money and the fair market value of property actually contributed to the Company by a Member with respect to his or its Membership Interest.

"Capital Transaction" means a sale, or other disposition of capital assets, an insurance recovery or any other transaction by or with respect to a Portfolio Company which, in accordance with generally accepted accounting principles, is considered capital in nature.

"Carried Interest" shall mean the allocations of Portfolio Investment Profits made to the Class C Members pursuant to Section 5.1.1(f) and the corresponding distributions to the Class C Members pursuant to Sections 4.2.1(d)(iii) and 4.2.2(c)(iii).

"Cause" means (i) any willful action that is intended to adversely affect the Company, IFC or any of their Affiliates or the business or property of the Company, IDF or any of their Affiliates, (ii) the commission of a felony (as determined by a plea or a finding of guilt in a court of competent jurisdiction) or (iii) the failure or refusal of a Member to perform his or her material employment duties, which failure or refusal remains uncured for thirty (30) days following written notice to the Member specifying such failure or refusal.

"Certificate of Formation" is defined in Section 1.1.

"Class A Commitment Amount" is defined in Section 3.3.2.

"Class A Member" initially shall mean IFC, and shall include any Permitted Transferee of the Class A Member who is admitted to the Company a substitute Class A Member and those Persons admitted from time to time as Class A Members in accordance with this Agreement.

"Class B Member" initially shall mean Irwin Ventures Co-Investment Fund, and shall include any Permitted Transferee of the Class B Member who is admitted to the Company as a substitute Class B Member and those Persons admitted from time to time as Class B Members in accordance with this Agreement.

"Class C Members" initially shall mean Meyercord, Washburn and Miller, and any Permitted Transferee of a Class C Member who is admitted to the Company as a substitute Class C Member and those Persons admitted from time to time as Class C Members in accordance with this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning set forth in the first paragraph of this Agreement.

"Direct Expenses" means, with respect to a Portfolio Investment, expenses directly attributable to a Portfolio Investment. For this purpose, expenses shall be considered directly attributable if, but for that Portfolio Investment, they would not have been incurred by the Company.

"Distributable Cash" means, with respect to any Fiscal Year and with respect to a Portfolio Investment, the excess of all cash receipts of the Company from any source whatsoever, over the sum of the following amounts:

(a) cash disbursements for accounting and bookkeeping services, costs of purchases and sales of assets, legal expenses, investment banking fees, custodial fees, and any and all other items which are actually incurred by the Company and customarily considered to be "operating expenses";

(b) payments of interest, principal, premium and points and other costs of borrowing under any indebtedness of the Company;

(c) capital expenditures of any type or kind and costs and expenses incurred in connection with the organization of the Company; and

(d) any amounts set aside as Reserves or for any of the expenditures described in clauses (a), (b) and (c) hereof which are deemed by the Management Committee to be reasonably necessary to meet the current and anticipated future needs of the Company.

"Distributable Liquidity Event Cash" means Distributable Cash received by the Company from a Portfolio Investment which was derived from a Capital Transaction by the Portfolio Company.

"Distributable Operating Cash" means Distributable Cash other than Distributable Liquidity Event Cash.

"Fiscal Year" means the twelve (12) month period ending December 31.

"Indemnified Person" means any of the following (i) the members of the Management Committee or any committee thereof, (ii) the Members, (iii) any Affiliate of the Members, and (iii) each of the officers, directors, employees and agents of the Company, a Member, or any of their respective Affiliates and (iv) each person who is both an employee of any of the Company, a Member or any of their respective Affiliates, and who, at the request of the Management Committee, serves as a director, officer, employee, consultant or agent of any Portfolio Company or entity in which the Company invests.

"Interested Member" shall mean, with respect to each Portfolio Investment, each Member that contributed capital to the Company to be used to initially acquire the Portfolio Investment.

"Irwin Ventures SBIC LLC" shall mean Irwin Ventures SBIC LLC, a Delaware limited liability company.

"Loss" has the meaning set forth in the definition of "Profit" or "Loss".

"Management Committee" has the meaning set forth in Section 6.1.

"Members" shall mean the Class A Members, the Class B Members, the Class C Members and Persons admitted to the Company as members in accordance with this Agreement.

"Membership Interest" means a Member's interest in the Company having such relative rights, entitlements, duties, obligation and designations as set forth in this Agreement or as determined by the Management Committee from time to time in accordance with this Agreement, including, without limitation all rights to share in the Profits or Losses allocable to any Portfolio Investment.

"Net Invested Capital" means, with respect to a particular Member and a particular Portfolio Investment, the total capital contributions made (or deemed made) to the Company by such Interested Member to fund the acquisition of such Portfolio Investment (including any Direct Expenses relating thereto), less all distributions from or in respect of such Portfolio Investment that are in the nature of a return of capital.

"Percentage Interest" of a Member, with respect to each Portfolio Investment initially purchased by the Company or Irwin Ventures SBIC LLC with capital contributed by such Member, means the percentage interest of that Member in Portfolio Investment Profits and Portfolio Investment Losses, and cash distributions relating thereto, as determined by the Member's relative share of the capital contributed by all Members in respect of that Portfolio Investment. The Percentage Interest of each of the Class A Member and Class B Member in each Portfolio Investment shall be as follows:

*

Class A Member: the result of (i) sum of (A) the capital contributed to the Company by the Class A Member in order to make such Portfolio Investment, plus (B) the capital contributed (or deemed contributed in the case of undistributed cash) to the Company by the Class A Member to pay Direct Expenses, divided by (ii) Total Invested Capital.

*

Class B Member: the result of (i) the total contribution by the Class B Member in the Annual Investment Window in the calendar year in which the Portfolio Investment was first made, divided by the number of investments made in that year, all divided by (ii) Total Invested Capital.

"Permitted Transferee" is a transferee of a Membership Interest in the Company or an interest or other sharing in any Portfolio Investment pursuant to a Transfer of an Interest in the Company made in accordance with this Agreement.

"Person" means an individual, corporation, partnership, association, joint stock company, trust or unincorporated organization.

"Portfolio Company" means, the issuer of securities acquired by the Company or Irwin Ventures SBIC LLC, other than issues of certificates of deposit, shares or other participations in mutual funds or similar money market type instruments which give rise to income

"Portfolio Investment" means an investment that the Company has made in a Portfolio Company or that Irwin Ventures SBIC LLC has made in a Portfolio Company with capital contributed by the Company and any other investments received as a dividend or distribution thereon, in a reclassification with respect thereto or in an exchange or otherwise therefor.

"Portfolio Investment Loss" means Loss of the Company computed with respect to each Portfolio Investment as if such Portfolio Investment were the only asset of the Company and the only expenses of the Company were Direct Expenses or Allocable Expenses.

"Portfolio Investment Profit" means Profit of the Company computed with respect to each Portfolio Investment as if such Portfolio Investment were the only asset of the Company and the only expenses of the Company were Direct Expenses or Allocable Expenses. For purposes of the definition of Portfolio Investment Profit, any short term investment income earned in a Fiscal Year shall be considered Portfolio Investment Profit and shall be allocable to each Portfolio Investment in proportion to the capital of the Company invested in such Portfolio Investment.

"Prime Rate" shall mean the prime lending rate as announced from time to time by Irwin Union Bank and Trust Company.

"Priority Return" shall mean with respect to the Class A Member and with respect to each Portfolio Investment an amount equal to a twelve percent (12%) cumulative non-compounded annual return on the average daily balance of the Class A Member's Net Invested Capital with respect to such Portfolio Investment. The Priority Return shall begin to accrue on the date a Capital Contribution is made by the Class A Member and shall end when the Class A Member's Net Invested Capital with respect to a particular Portfolio Investment has been distributed pursuant to Section 4.2.1(b) and 4.2.2(a).

"Profit" or "Loss" means at all times during the existence of the Company, the net income or net loss of the Company for Federal income tax purposes with respect to each Fiscal Year determined by the Company's accountants at the close of the Company's Fiscal Year, including each item of Company income, gain, loss, deduction, or credit, other than those items specially allocated in Article V. The terms Profit or Loss include the Company's distributive share of the Profit or Loss of any partnership or joint venture in which it is a member. The Profit or Loss of the Company shall be computed with the adjustments required to comply with the Capital Account maintenance rules of Treasury Regulation Section 1.704-1(b)(2)(iv), including those applicable to the revaluation of Company assets under Treasury Regulations Section 1.704-1(b)(2)(iv)(d) and (f).

"Regulatory Allocations" means the allocations set forth in Sections 5.2 and 5.3 hereof.

"Reserves" means any amounts set aside by the Management Committee for the restoration or creation of such reserves (including, without limitation, reserves for contingent liabilities known or unknown), as the Management Committee determines are necessary or appropriate for the Company in its sole discretion.

"Sale" mean any sale or other disposition or Capital Transaction of a Portfolio Investment by the Company.

"Sharing Percentage" with respect to a Class C Member, shall mean the percentage interest of that Class C Member in allocations and distributions in respect of the Carried Interest. The initial Sharing Percentage of each Class C Member shall be as set forth on Schedule C attached hereto, which percentage may be modified or diluted from time to time as the Class C Members shall unanimously determine.

"Selling Member" means the Member subject to a Call Option or any Member selling an interest under Section 7.2.

"Tax Payment Loan" is defined in Section 5.10.

"Total Invested Capital" means, with respect to a particular Portfolio Investment, the total capital invested in that Portfolio Investment by all Members, plus the Direct Expenses of that Portfolio Investment.

"Transfer" means to sell, assign, transfer, give, donate, pledge, hypothecate, create a security interest in, place in trust or otherwise voluntarily or involuntarily dispose of or otherwise encumber. The terms "Transferred," "Transferor" and "Transferee" have corresponding definitions.

"Treasury Regulations" means regulations promulgated by the Department of Treasury of the United States in respect of the Code.

"Withholding Tax Act" is defined in Section 5.10.